Exhibit 10.9

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is made as of December 31, 2015 (the “Effective Date”), by and between Forest City Enterprises, Inc. (“Assignor”) and Forest City Realty Trust, Inc. (“Assignee”).
WHEREAS, Assignor currently maintains and sponsors director nonqualified deferred compensation arrangements, including the Forest City Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and the Forest City Enterprises, Inc. 2005 Deferred Compensation Plan for Nonemployee Directors (collectively, including all amendments thereto, the “Director Plans”);
WHEREAS, Assignor currently maintains and sponsors equity plans, including the Employee Stock Purchase Plan, the Dividend Reinvestment and Stock Purchase Plan, and the Forest City Enterprises, Inc. 1994 Stock Plan and is a party to related award agreements with respect to awards made thereunder (collectively, including all amendments thereto the “Equity Plans”, and together with the Director Plans, the “Assigned Plans”); and
WHEREAS, Assignor and Assignee desire to enter into this Agreement to effectuate the assignment and assumption of the sponsorship of the Assigned Plans and to allocate payment obligations with respect to the Assigned Plans.
NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:
1.    Assignment and Assumption. Effective as of 11:59 p.m. on the Effective Date (the “Effective Time”), Assignor hereby assigns to Assignee sponsorship of the Assigned Plans and Assignee assumes sponsorship of the Assigned Plans. Notwithstanding the foregoing: (a) Assignor expressly agrees to pay, perform and discharge any and all obligations under the Director Plans that accrue prior to the Effective Time, and (b) Assignee agrees to pay, perform and discharge any and all obligations (i) under the Director Plans that accrue on or after the Effective Time, and (ii) under the Equity Plans that accrue prior to, on or after the Effective Time.
2.    Conforming Changes. Upon the effectiveness of the assignment and assumption contemplated by this Agreement, each Assigned Plan shall be amended in such manner as the parties determine to be appropriate to effectuate the purposes of this Agreement, including the following amendment: all references to Assignor or its predecessors in the Assigned Plans are hereby amended to be references to Assignee, in each case except where the context clearly dictates otherwise.
3.     Further Action. The parties will from time to time on or after the date hereof, without further consideration, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances, assumptions and assurances as may be reasonably required to carry out the intent of this Agreement.

4.    Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Maryland, without reference to principles of conflict of laws.
5.    Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement.
6.    Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, including, without limitation, the surviving entity resulting from the merger of FCE Merger Sub, Inc. with and into Assignor pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2015, among Assignor, Assignee, FCE Merger Sub, Inc. and certain other parties and the subsequent conversion into a limited partnership.
IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the 20th day of November, 2015, to be effective as of the 31st day of December, 2015.

FOREST CITY ENTERPRISES, INC. By: /s/ DAVID J. LARUE David J. LaRue President, Chief Executive Officer and Director

FOREST CITY REALTY TRUST, INC. By: /s/ DAVID J. LARUE David J. LaRue President, Chief Executive Officer and Director

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